Exhibit 10.25

MEMORANDUM OF AGREEMENT

BETWEEN	STEVE FORGET, audioprosthesist, residing at 1183, Tecumseh, Dollard-des-Ormeaux, Province of Quebec;

(hereinafter referred to as “Forget”)

AND	LUC PARENT, audioprosthesist, residing at 811, Dolbeau, Longueuil, Province of Quebec

(hereinafter referred to as “Parent”)

AND	HELIX HEARING CARE OF AMERICA CORP., a Canada corporation duly constituted according to the Canada Business Corporations Act, having its head office at 7100, Jean-Talon East, Suite 610, Montreal QC, H1M 3S3, or any of its wholly-owned subsidiaries, represented herein by its duly authorized General Counsel and Secretary, François Tellier;

(hereinafter referred to as “Helix”)

WHEREAS Forget, Parent, Martin Cousineau and Richard Doucet formed a partnership (hereinafter the “Partnership”) on June 29th, 1992 in order to carry on and regroup their professional audioprosthesist practices under the name of Cousineau, Doucet, Parent, Forget s.e.n.c.;

WHEREAS Parent has decided to resign from all of his positions and titles in and withdraw as a partner from the Partnership;

WHEREAS Parent has decided to transfer and/or sell all of his rights, titles, interests and capital participation in the Partnership to Forget;

WHEREAS Parent and Forget have agreed to the terms and conditions of this resignation, withdrawal and transfer;

WHEREAS Parent was previously an employee, officer and director of Helix and remains a shareholder thereof as well as a director of one of some of its affiliates;

WHEREAS Parent has decided to waive and renounce to any rights he may have or may have had as an employee, officer or director of Helix and any rights to similar positions with the entities resulting from the proposed combination of Helix and HEARx Ltd. (hereinafter the “Merged Entity” or “Merger”, as the case may be);

WHERAS Parent has decided to resign as his director position with any affiliates of Helix;

WHEREAS Parent and Helix have also agreed to the terms and conditions of these resignations, waivers and renunciations;

WHEREFORE, THE PARTIES HEREBY CONFIRM THEIR AGREEMENTS WHICH ARE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1)	That the preamble hereof forms an integral part of the present Memorandum of Agreement.

2)	The closing date for the execution of the transactions and covenants contemplated herein shall be the later of:

(a)	March 31st, 2002; or

(b)	the date on which SCC consents to and provides the necessary releases envisaged under this Memorandum of Agreement; or

(c)	the date upon which any other necessary releases or approvals, regulatory or otherwise, are obtained and/or waived by the parties in respect of Memorandums of Agreement entered into with Richard Doucet and Martin Cousineau on February 28th, 2002;

(hereinafter the “Closing Date”).

3)	Parent undertakes that on the Closing Date, he will irrevocably sell and/or transfer to Forget all of Parent’s participation, capital and other interests in the Partnership, both tangible and intangible, as well as all of Parent’s participation, capital and other interests in the partnership known as CDPF & Bernier (hereinafter “CDPF & Bernier”), as well as all of his shares in the capital stock of Polyclinique de l’Oreille Inc. (hereinafter the “Polyclinique”) for the price of $1.00 and such good and other valuable considerations provided herein.

4)	For such good and other valuable considerations provided herein, Parent hereby agrees to resign from all of his titles and positions in the Partnership, in CDPF & Bernier and in Polyclinique at the Closing Date. Parent also agrees that, upon receipt of the sum of $60,000 in arrears from the Partnership and receipt of the sum of $20,000 in arrears from the CDPF & Bernier partnership to be paid on the Closing Date, he will renounce to any further arrears and any further draws or profits from the Partnership and CDPF & Bernier for the 2001/2002 financial year and thereafter.

5)	For such good and other valuable considerations provided herein, Parent agrees that Forget, the Partnership, CDPF & Bernier and Polyclinique will be entitled to continue using Parent’s name at any of their clinics or operations, where such name is currently used, for a period of six (6) months from the Closing Date. Thereafter, Forget will have removed all references to the Parent’s name from these clinics and operations. After the expiry of delay, Forget will pay to Parent a penalty of five hundred dollars ($500.00) for each day of reference to the Parent name, subject first to a written notice to Forget which affords him 30 days to cure the situation without penalty.

6)	For such good and other valuable considerations provided herein, Parent further covenants that he will, at the Closing Date, execute standard comprehensive releases in favour of Forget and the Partnership, CDPF & Bernier and Polyclinique in which he will waive any and all claims, demands or causes of action, whether past, present or future, which he may have or have had against these partnerships, Polyclinique and Forget, and which relate to these partnerships, Polyclinique or their related accessory commercial activities.

7)	For such good and other valuable considerations provided herein, Parent also undertakes that, at the Closing Date, he will provide Helix and/or the Merged Entity with standard comprehensive and final releases from any and all claims, demands or causes of action, whether past, present or future, which he may have or may have had against Helix arising from his previous employee, officer or director positions with these companies or any of their subsidiaries or affiliates.

8)	For such good and other valuable considerations provided herein, Forget will cause the Partnership to assume Parent’s tax liability stemming from his share of Partnership income for the financial year starting April 1st, 2001 and ending March 31st, 2002.

9)	For such good and other valuable considerations provided herein, Forget will transfer to Parent one third of his vested interest in Immobec Inc., through which the partners in the Partnership own real estate property located in Rimouski.

10)	For such good and other valuable considerations provided herein, Forget undertakes that he will execute and will cause the Partnership, CDPF & Bernier and Polyclinique to execute a standard comprehensive release in favour of Parent, in which they will waive any and all claims, demands, causes of action, whether past, present or future (save and except any possible claims and recourses stemming from his gross negligence or his violation of surviving covenants set forth in the present Memorandum of Agreement and BufferCo dissolution documentation), which they have or may have had against him arising from his activities and interests in these partnerships.

11)	For such good and other valuable considerations provided herein, Helix undertakes that it or the Merged Entity will, on the Closing Date, provide to Parent standard comprehensive and final releases from any and all claims, demands or causes of action whatsoever, whether past, present or future, which either may have or may have had against Parent, arising from his employee, officer or director positions with Helix or any of its subsidiaries and affiliates. For the sake of clarity, the parties expressly acknowledge that the above releases will not extend to any claims, demands or causes of action arising from a breach of Parent’s shareholder or stockholder commitments or duties, statutory, contractual or otherwise, including, but not limited to, all of his irrevocable proxy commitments and covenants not to jeopardize the Merger, contracted in favour of Helix and HEARx Ltd.

12)	Parent also hereby undertakes to sign and execute, at the Closing Date, the agreements and ancillary documents to be finalized in the context of the dissolution of 3319725 Canada Inc. (hereinafter “BufferCo”), as amended to reflect the specific and separate agreements concluded by Forget with both Richard Doucet and Martin Cousineau in this regard on February 28th, 2002. More specifically, but without limitation, Parent hereby agrees that, as a result of the BufferCo dissolution. Parent will execute formal resignation as director position with any affiliates of Helix. In addition, Forget will first be transferred 215 000 common shares of Helix. Forget and Parent agree that Martin Cousineau and Richard Doucet will waive any entitlement they may have to obtain a penalty redistribution and transfer of a portion of Parent’s shares in BufferCo in the context of the dissolution thereof, which represents a total of 166,666 common shares of Helix. On the other hand, the parties agree that Forget shall receive Parent’s penalty redistribution of 83,333 common shares of Helix. In addition, Forget shall agree to transfer to Parent at the Closing Date 217,391 common shares of Helix, at a unit price of $0.69, which represents a sum of $150,000. Therefore, in the net result, Forget will transfer 134,058 freely tradable common shares of Helix to Parent.

13)	This Memorandum of Agreement, and the additional agreements and documents to be subsequently executed pursuant thereto, are subject to the approval of the Board of Directors of Helix, including a tax review of the proposed transactions contemplated herein, and are also subject to any and all other necessary regulatory or creditor approvals and other third party consents and releases. Only Helix and Forget and their advisors will take any and all required steps to obtain such consents and releases.

14)	This Memorandum of Agreement is also conditional on the definitive and final execution of separate agreements by Forget with Richard Doucet and Martin Cousineau respectively as regards the sale, transfer of each of their respective participation, capital and interests in the Partnership, CDPF and Bernier, and Polyclinique, to Forget, as well as their execution of the BufferCo dissolution documentation, on terms and conditions acceptable to Forget.

15)	Parent hereby agrees and recognizes that Forget fully intends to continue the Partnership and adjoin new partners thereto, and that the execution of the covenants and undertakings set forth therein will not, under any circumstances, result in a dissolution of the Partnership, notwithstanding any provisions of the June 29th, 1992 Partnership Agreement. Parent further undertakes that he will not, in any manner, whether directly or indirectly, do anything to precipitate or cause or support any effort or activity which may bring about the dissolution of the Partnership.

16)	The parties hereby agree and undertake to sign and execute any and all further and necessary documents, undertakings, agreements, deeds and releases, in order to give full force and effect to the covenants and terms set forth in this Memorandum of Agreement.

17)	The parties hereby agree and recognize that the present Memorandum of Agreement will be fully binding on their successors and/or assigns.

18)	The parties agree that this Memorandum is and will remain confidential, and will not be disclosed in whole or in part, whether directly or indirectly, to any third parties, save and except any representatives of third parties whose consent to this Memorandum may be required.

19)	If any term or other provision of this Agrement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

20)	Save and except for the BufferCo documentation, which shall be borne by Steve Forget, Luc Parent, Martin Cousineau and Richard Doucet, Helix and/or the Merger Entity shall provide the documents to be executed and delivered pursuant to this Memorandum of Agreement at the Closing Date. However, each party will pay its own attorneys fees and disbursements.

21)	This Memorandum of Agreement is governed by and will be construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

22)	The parties have requested that this Memorandum of Agreement be drafted in the English language. Les parties ont exigé que cette convention soit rédigée dans la langue anglaise.

IN WITNESS THEREOF, THE PARTIES HAVE SIGNED THE PRESENT MEMORANDUM THIS 28th DAY OF FEBRUARY 2002.

/s/ STEVE FORGET

Steve Forget

/s/ LUC PARENT

Luc Parent

HELIX HEARING CARE OF AMERICA CORP.

/s/ STEVE FORGET

By: Steve Forget
Its: President